AMG FUNDS III

AMENDMENT NO. 32 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 12, 2024

The undersigned, constituting at least a majority of the Trustees of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that, at any time that there are no shares outstanding of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof by an instrument executed by a majority of their number;

WHEREAS, there are no shares of AMG GW&K High Income Fund (the “High Income Fund”) outstanding;

WHEREAS, the Trustees wish to abolish High Income Fund and its establishment and designation as a series of the Trust;

NOW THEREFORE, effective immediately, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby abolish the series of the Trust established and designated by the Trustees as the High Income Fund.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jill R. Cuniff
Name: Jill R. Cuniff

/s/ Kurt A. Keilhacker
Name: Kurt A. Keilhacker

/s/ Peter W. MacEwen
Name: Peter W. MacEwen

/s/ Steven J. Paggioli
Name: Steven J. Paggioli

/s/ Eric Rakowski
Name: Eric Rakowski

/s/ Victoria L. Sassine
Name: Victoria L. Sassine

/s/ Garret W. Weston
Name: Garret W. Weston